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                                                      Exhibit 11


                       KOLLMORGEN CORPORATION

                   COMPUTATION OF PER SHARE EARNINGS

            (Amounts in thousands, except per share amounts)
                                (unaudited)


                                                   For the
                                               Three Months Ended
                                                    March 31,
                                               ------------------
                                           1996             1995
                                        ----------      ----------
Net income                              $   1,648       $   1,172

Less preferred stock dividends and
        accretion of discount                (285)           (581)

Earnings applicable to primary
        common shares                       1,363             591

Number of shares:
    Weighted average number of common
        shares outstanding               9,706,225       9,649,905
                                        ----------      ----------

Earnings per common share                  $  .14          $  .06
                                            ======          ======



See accompanying notes to consolidated financial statements.
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